Exhibit 99

FOR IMMEDIATE RELEASE

For:	Fremont Michigan InsuraCorp, Inc.

Contact: Kevin Kaastra, Vice President of Finance, 231-924-0300

Fremont Michigan InsuraCorp, Inc. Announces Quarterly Cash Dividend

Fremont, MI, March 2, 2009 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) announced today that its Board of Directors declared a quarterly cash dividend of $.03 per share on the common stock of the Company payable on March 30, 2009 to the shareholders of record at the close of business on March 13, 2009.

Richard E. Dunning, President and CEO, stated, “The dividend reflects the Company’s commitment to its shareholders and agents by providing a level of cash return in these challenging financial times. The operating results from the business provided from focused agencies and employees is rewarding.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Contact

Fremont Michigan InsuraCorp, Inc.

Kevin G. Kaastra

Vice President of Finance

231-924-0300